EXHIBIT 10.1

TRANSITION/SEPARATION AGREEMENT

(Keith Seidman)

February 7, 2008

BY HAND

Mr. Keith Seidman

9 Violet Circle

Sharon, MA 02097

Dear Keith:

This letter is intended to confirm the agreement between you and Acme Packet, Inc., a Delaware corporation (the “Company”), concerning a transition plan for your separation from the Company.  The terms of this transition and separation from the Company are set forth below in this letter (this “Agreement”).  Notwithstanding your eventual separation from the Company as contemplated hereby, you are fully eligible to receive your full bonus for fiscal year 2007 calculated in accordance with the Company’s FY 2007 Management Bonus Plan.

1.             Employment:  As we have discussed and subject to the provisions of Section 3 below, the Company expects that you will continue to be employed as an at-will employee with the Company on a full time basis and in your current position as the Chief Financial Officer and Treasurer of the Company until the Company shall have hired a new Chief Financial Officer and Treasurer (such period, the “Continued Employment Period”). During the Continued Employment Period, you will continue to be paid your current salary and benefits, inclusive of any accrued vacation time, and the Company shall reimburse you for all reasonable and customary business expenses that are accrued by you in accordance with the Company’s expense reimbursement policies.  You shall be eligible to receive a bonus for fiscal year 2008 calculated and paid  in accordance with the Company’s FY 2008 Management Bonus Plan. Such bonus payment will be prorated based on the number of days between January 1, 2008 and the termination date of the Continued Employment Period divided by 366. In the event that the Company terminates your employment for cause prior to the end of the Continued Employment Period, then you shall not be entitled to benefits set forth in Section 3 below or to such bonus payment.

2.             Consultancy:  At the Company’s option, during the period beginning immediately after the termination of your employment with the Company for any reason other than cause and ending on December 31, 2009 (the “Consultancy Period”), you may be engaged by the Company, and hereby agree to serve the Company, as a consultant to provide those services consistent with your prior duties as the Chief Financial Officer and Treasurer of the Company and reasonably requested by the Company, including those so requested to effect an orderly transition to a new Chief Financial Officer of the Company. During the Consultancy

Period, (a) you shall not be entitled to any compensation other than as provided for in this Agreement and (b) the Company shall reimburse you for all reasonable and customary business expenses that are accrued by you in accordance with the Company’s expense reimbursement policies.

3.             Benefits; Vesting of Equity: Provided that you have otherwise complied with the terms of this Agreement (including, without limitation, compliance by you with your obligation to render consulting services pursuant to Section 2 above), upon the termination of your employment for any reason other than cause, (a) all employee benefits provided to you as an employee of the Company as of such date, including medical and dental insurance for you and your family, long term disability insurance and short term disability insurance, shall continue to be provided to you by the Company for a period of six months following the date of such termination at the cost of the Company, and (b) notwithstanding anything to the contrary expressed or implied in any other agreement between you and the Company with respect to options to purchase Common Stock of the Company (each an “Option Agreement”), (i) all then unvested options to purchase Common Stock of the Company held by you as of the date of such termination shall continue to vest pursuant to the terms of the applicable option agreement between you and the Company as if you remained employed by the Company through December 31, 2009, and (ii) all vested options to purchase Common Stock of the Company held by you as of the date of such termination and all options to purchase Common Stock of the Company that shall vest pursuant to the foregoing clause
3(b)(i) on or prior to December 31, 2009 shall remain exercisable until March 31, 2010. You and the Company agree that each Option Agreement be, and hereby is, amended in all respects necessary in order to provide for the continued vesting and extension of the expiration of your options set forth in the foregoing clauses 3(b)(i) and 3(b)(ii) above. Except as otherwise provided for herein, all other terms of each Option Agreement shall remain unchanged and in full force and effect.

You acknowledge that the consideration set forth in this Section 3 is adequate and sufficient for waiving your rights to claims referred to below and that you would not otherwise be entitled to the consideration outlined herein.  You acknowledge and agree that, as of the date of this Agreement, you have options to purchase an aggregate of 260,000 shares of the Company’s common stock, 170,729 of which are vested as of the date hereof and all of which would vest on or before December 31, 2009.

Notwithstanding anything set forth in this Section 3, (I) in the event that you accept new employment at any time after your departure from the Company, then the Company’s obligation to extend your employee benefits as set forth in clause 3(a) above shall automatically terminate, (II) in the event that your employment is terminated by the action of the Company’s Board of Directors for cause or that you fail to comply with your obligation under Section 2 hereof to render consulting services to the Company, then the Company shall have no obligation to you under the first paragraph of this Section 3, including, without limitation, clauses (a) and (b) of such first paragraph, and (III) the Company shall be obligated under this Section 3 only after the Release (as defined in Section 5 below) has been executed and has become effective (including any revocation period associated therewith).

4.             Full Satisfaction:  You agree that the consideration described in this Agreement shall be in full and complete satisfaction of any and all sums or amounts which are now or might hereafter have become owing to you for services rendered by you during your employment or in connection with your resignation from employment, including without limitation expense reimbursements.

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5.             Mutual Release:  In exchange for the above compensation and in consideration of the terms and conditions set forth in this Agreement, each of you and the Company agree to execute a release in substantially the form attached hereto as Exhibit A (the “Release”), on and as of the date of your separation from the Company to forever give up, waive and release each other of and from any and all claims, charges, complaints, grievances or promises of any and every kind which you may have up to the date of your separation from the Company against the Company, its officers and employees, and related persons, and which the Company may have up to the date of your separation from the Company against you.

6.             Confidentiality:  You also acknowledge that during the course of your employment with the Company, you have had access to information concerning the Company which is confidential or proprietary in nature (the “Confidential Information”).  You agree that you will continue to protect the Confidential Information and that you will not use or disclose the Confidential Information in any manner.  You further acknowledge and agree that you previously entered into a confidentiality, non-disclosure, inventions assignment and non-competition agreement with the Company and that you are and will continue to be bound by the terms of such agreement.

You acknowledge and agree that any breach of this confidentiality provision or the confidentiality agreement described in the foregoing paragraph, or of the non-disparagement clause below, would be a material breach of this Agreement of a sort that would cause the Company irreparable injury in an amount not readily quantifiable as damages, and that in addition to whatever legal or equitable remedy may be available in compensation of that injury, the Company may seek, among other things, an injunction against you and the return from you of the consideration paid pursuant to this Agreement.

7.             Mutual Non-Disparagement: You agree that you will not disparage or say anything untruthful that could harm the reputation of the Company or any of the people or organizations associated with it, and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its business or reputation.  The Company agrees that its management team will not, and the Company will use reasonable efforts to cause members of its Board of Directors not to, disparage you or say anything untruthful that could harm your reputation.

8.             Return of Documents, Information, Property:  In signing this Agreement, you give the Company assurance that, upon the termination of your employment for cause, and if there is no termination of your employment for cause, upon the termination of your consulting arrangement with the Company, you will have returned to the Company any and all documents, materials and information related to the business of the Company and its affiliates, and all copies, and all keys and other property of the Company and its affiliates, in your possession or control, including without limitation all computers, laptops, mobile devices, related equipment, access cards and keys (referred to collectively as the “Company Property”).  You agree that after the termination of your relationship with the Company you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation their electronic mail systems, and that you will return any Company Property that may later be determined to be in your possession.  You agree that you shall not, at any time, and you hereby represent and warrant that you have not and will not, at any time, alter, modify, delete, change, reconfigure or otherwise interfere with any of such property any and all data, software or information contained in or on such property.

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9.             Adherence to Prior Confidentiality Agreement:  You agree to abide by, and prior to the date of this Agreement you have not violated the terms of, any and all agreements entered into between you and the Company prior to or during your employment with the Company, including the confidentiality, non-disclosure, inventions assignment and non-competition agreement signed by you and which is attached hereto as Exhibit B.

10.           Right to Seek Counsel;  Revocation Period for Release:  You have been advised of your right to consult an attorney before you sign this Agreement and you have, in fact, consulted an attorney in connection with the negotiation and signing of this Agreement.  You have twenty-one (21) days after your departure from the Company to consider whether to sign the Release.  If the Release is not received by the Company at the end of such twenty-one (21) day period, the obligations of the Company under Section 2 above will be considered expired and withdrawn.  If you execute the Release prior to the end of the twenty-one (21) day period that will be provided to you, you agree and acknowledge that the execution prior to the expiration of such period was a knowing and voluntary waiver of your right to consider the Release (and the terms and provisions of this Agreement related thereto) for a full twenty-one (21) days, and was due to your conclusion that you had ample time in which to consider and understand this Agreement and the Release, and in which to review this Agreement and the Release with your counsel.  You have the right to revoke the Release within seven (7) days of signing it, whereupon this Agreement and the Release shall automatically be deemed to be revoked.  To revoke the Release, you must send a written letter by certified mail to me at the Company’s address (71 Third Avenue, Burlington, MA  01803).

11.           Governing Law;  Entire Agreement:  This Agreement has been made in Massachusetts and Massachusetts law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.  This Agreement, together with your previous confidentiality, non-disclosure, inventions assignment and non-competition agreement with the Company, set forth the entire agreement between you and the Company.  You acknowledge that no one has promised you anything that is different from what is set forth in, and you agree that you are bound by the terms of, this Agreement and the foregoing referenced documents.  No other promises or agreements shall be binding upon the Company with respect to the subject matter of this Agreement unless separately agreed to in writing.

IN WITNES WHEREOF, each of the undersigned hereby executes this Agreement as of the date first set forth above.

KEITH SEIDMAN	ACME PACKET, INC.

/s/ Keith Seidman	By:	/s/ Andrew D. Ory
Name: Andrew D. Ory
Title: Chief Executive Officer

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Exhibit A

Mutual Release

In connection with that certain transition and separation agreement, dated as of February 7, 2008 (the “Agreement”), the undersigned, Keith Seidman (also referred to hereinafter as the “Employee”), forever gives up, waives and releases Acme Packet, Inc. (the “Company”) of and from any and all claims, charges, complaints, grievances or promises of any and every kind which the undersigned may have up through                              , 2008, which is the date of the undersigned’s separation from the Company, against the Company, its officers and employees, and related persons, and the Company, forever gives up, waives and releases the undersigned of and from any and all claims, charges, complaints, grievances or promises of any and every kind which the Company may have up through                                , 2008, which is the date of the undersigned’s separation from the Company, against the undersigned, in each case arising out of the undersigned’s employment with the Company, including without limitation his/her rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, M.G.L. c. 151B, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”) and other federal and state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion and national origin and any common law claims, including without limitation, claims for defamation, intentional infliction of emotional distress, intentional interference with contract, negligent infliction of emotional distress, personal injury, breach of contract, unpaid wages or compensation, or claims for unreimbursed expenses.  Nothing in this release shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such state agency, although this release does bar any claim that Employee might have to receive monetary damages in connection with any Commission or state agency proceeding concerning matters covered by this release.  Notwithstanding the foregoing, nothing set forth in this release shall apply to any claims that may not be released by law, or to any claims arising out of a breach by either the undersigned or the Company of the undersigned’s or the Company’s respective obligations under the Agreement and each of the undersigned and the Company shall be entitled to enforce the respective rights under the Agreement.  This release is subject to the consideration and revocation periods as outlined in the Agreement.

KEITH SEIDMAN	ACME PACKET, INC.

By:
Name:
Title:

Dated:	Dated:

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Exhibit B

EXECUTED CONFIDENTIALITY, NON-DISCLOSURE,

INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT

ACME PACKET, INC.

EMPLOYEE CONFIDENTIALITY,

INVENTIONS AND NON-COMPETITION AGREEMENT

This Agreement, dated as of February 13, 2001, is by and between Acme Packet, Inc., a Delaware corporation, with an address at 130 New Boston Street, Woburn, MA 01801 (Employer) and the person identified on the signature page to this Agreement (Employee).

Employee is, or expects to become, employed by Employer or one or more of Employer’s affiliates (such affiliates, whether now or hereafter existing, together with Employer, are referred to herein, collectively, as the Company).

In consideration of, and as part of the terms of, the employment or continued employment of Employee by the Company, the compensation paid and to be paid by the Company to Employee, the entrusting to Employee of certain trade secrets and proprietary information of the Company, and the mutual covenants and promises set forth herein, Employee and Employer, for itself and for the Company, agree as follows:

1.  Freedom to Contract.  Employee represents that Employee is free to enter into this Agreement, Employee has not made and will not make any agreements in conflict with this Agreement, and Employee will not disclose to the Company, or use for the Company’s benefit, any trade secrets or confidential information which is the property of any third party.

2.  Confidentiality.

2.1  Definitions.

Confidential Information means (a) all Information acquired by Employee from the Company, its other employees, its suppliers or customers, its agents or consultants, or others, during Employee’s employment by the Company, that relates to the present or potential businesses, products or services of the Company, as well as any other Information (as defined below) as may be designated by the Company as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential; (b) all Information created or acquired by Employee in the course of any Included Activity (as defined in Section 3.1); and (c) all Derivative Information.

Derivative Information means all copies, digests, summaries of Information, as well as feedback, suggestions, improvements or other Creations (as defined in Section 3.1) derived from the Information.

Information means all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, plans, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, trade secrets and all other proprietary information, irrespective of the Medium in which such Information is memorialized or communicated.

Medium (Media) means any communications or storage medium, regardless of method of storage, compilation or memorialization, if any, including without limitation, physical storage or representation (including models and prototypes), electronic storage, graphical (including designs and drawings) or photographic representation, or writings and in the case of information that is not stored or otherwise memorialized, oral communication.

2.2  Acknowledgment.  Employee recognizes and acknowledges that:

(a)           the Company’s Confidential Information is a valuable, special and unique asset of the Company;

(b)           access to and knowledge of the Confidential Information by Employee may be required so that Employee can perform his/her duties as an employee of the Company;

(c)           it is vital to the Company’s legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the benefit of the Company;

(d)           disclosure of the Confidential Information to any other person or entity outside the Company or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Company;

(e)           disclosure or use beyond the permitted scope of Confidential Information entrusted to the Company by its customers and contractors could expose the Company to substantial damages;

(f)            the Confidential Information is and shall remain the exclusive property of the Company; and

(g)           nothing in this Agreement shall be construed as a grant to Employee of any rights, title or interest in, to or under the Confidential Information.

2.3  Restrictions.  Except as expressly directed by the Company, Employee shall not, during or after the term of Employee’s employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances during or after the term of Employee’s employment; provided that if applicable law restricts the duration of the confidentiality and nonuse obligations set forth in this Section 2.3 (the Confidentiality and Non-Use Obligations) for Confidential Information that is not also a trade secret under applicable law (Other Confidential Information), the Confidentiality and Non-Use Obligations as to Other Confidential Information shall remain in effect during the term of Employee’s employment by the Company and for a period of seven (7) years thereafter, but shall be perpetual as to trade secrets.

2.4  Exclusions.  The Confidentiality and Non-Use Obligations shall not apply to such Confidential Information which Employee can establish by clear and convincing written proof: (a) was known by Employee both prior to employment and other than by disclosure by the Company; (b) was lawfully in the public domain and generally known in the trade prior to its disclosure hereunder, or becomes publicly available and generally known in the trade other than through a breach of this Agreement or any other obligation of confidentiality to the Company; or (c) was specifically authorized for nonconfidential disclosure by a duly authorized executive officer of the Company other than by authority of Employee; provided that only the specific information that meets the exclusion shall be excluded and not any other information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

2.5  Required Disclosures.  Employee agrees to notify the Company promptly upon learning about any court order or other legal requirement that purports to compel disclosure of any Confidential Information and to cooperate with the Company in the exercise of the Company’s right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency.  Disclosure of Confidential Information pursuant to a court order or other legal requirement that purports to compel disclosure of any Confidential Information shall not alter the character of that information as Confidential Information hereunder.

2.6  Return of Confidential Information.  All Confidential Information, including without limitation, all Derivative Information and Creations, are and shall continue to be the exclusive property of the Company.  Immediately upon any termination of Employee’s employment or at any time upon the request of the Company, Employee shall deliver to the Company, or its designee, all of such Confidential Information and all other Company property  then in Employee’s actual or potential possession or control in any tangible or electronic form.  If Employee and Company agree that any specific Information or property cannot reasonably be delivered, Employee shall provide reasonable evidence that such materials have been destroyed, including but not limited to, the purging or erasing of any and all computer records and data files.

2.7  Third Party Information.  Employee acknowledges that the Company may have received and may in the future receive confidential and proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  Employee agrees that he/she owes the Company and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in strictest confidence and not to disclose or use it in any manner that is not consistent with the Company’s agreement with such third parties, unless expressly authorized to do so by a duly authorized executive officer of the Company (other than Employee, if Employee is an executive officer of the Company).

3.  Intellectual Property & Creations.

3.1  Definitions. Included Activity means  at the relevant time of determination, any activity conducted by, for or under the direction of the

Company, whether or not conducted at the Company’s facilities, during working hours or using the Company’s resources, or which relates directly or indirectly to (a) the business of the Company as then operated or under consideration or development or (b) any method, program, computer software, apparatus, design, plan, model, specification, formulation, technique, product, process (including, without limitation, any business processes and any operational processes) or device, then purchased, sold, leased, used or under consideration or development by the Company. Creations means all ideas, discoveries, improvements, inventions (including without limitation discoveries of new technology and improvements to existing technology), Confidential Information, know-how, innovations, writings, works of authorship, compilations and other developments or improvements, whether or not patented or patentable, copyrightable, or reduced to practice or writing, which arise out of any Included Activity.

3.2  Assignment.  Employee hereby sells, transfers and assigns to (and the following shall be the exclusive property of) the Company, or its designee(s), the entire right, title and interest of Employee in and to all Creations made, discovered, invented, authored, created, developed, originated or conceived by Employee, solely or jointly, (i) during the term of Employee’s employment with the Company or (ii) on or before the first anniversary of the date of termination of Employee’s employment with the Company.  Employee acknowledges that all copyrightable materials developed or produced by Employee within the scope of Employee’s employment by the Company constitute works made for hire, as that term is defined in the United States Copyright Act 17 U.S.C. § 101.

3.3  Disclosure & Cooperation.  Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Creations, and Employee shall execute and deliver to the Company or its designee(s) such formal transfers and assignments and such other papers and documents and shall give such testimony as may be deemed necessary or required of Employee by the Company or its designee to develop, preserve or extend the Company’s rights relating to any Creations and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof.

3.4  Exclusion.  If any Creation fully qualifies under any applicable state or federal law that (a) restricts the enforcement of the provisions of Sections 3.2 or 3.3 by an employer against an employee and (b) prohibits the waiver of such employee rights by contract, then as to such qualifying Creations, the provisions of Sections 3.2 and 3.3 shall only apply to the extent, if any, not prohibited by such law.

4.  Non-Competition & Non-Interference.

4.1  During the Term of Employment.  During Employee’s employment by the Company, Employee will comply with all policies and rules that may from time to time be established by the Company, and will not engage directly or indirectly in any business or enterprise which is in any way competitive or conflicting with the interests or business of the Company.  In addition, in consideration of Employee’s employment by the Company, Employee recognizes that Employee owes a duty of loyalty to the Company and agrees that Employee will not take personal advantage (whether directly or indirectly through Employee’s family members or affiliates) of any business opportunity which is in the same or a closely-related line of business as that engaged in by the Company during the term of this Agreement.  Employee understands and agrees that he/she is required to devote his/her full time and use his/her best efforts in the course of Employee’s employment with the Company and to act at all times in the best interests of the Company.

4.2  Acknowledgment.  Employee understands and recognizes that (i) his/her working for a competitor of the Company would lead to the inevitable disclosure of the Company’s Confidential Information; (ii) in the course of Employee’s employment with the Company, customers and others may come to recognize and associate Employee with the Company, its products and services, and that Employee will thereby benefit from the Company’s goodwill; and (iii) if Employee were to engage in competition with the Company, directly or indirectly, Employee would thereby usurp the Company’s goodwill.

4.3  Competition Generally.  Noncompetition Period means the period commencing upon termination of Employee’s employment with the Company, irrespective of the reason or absence of reason for such termination, and ending two years after such termination; provided that the period shall be extended for so long as Employee violates the noncompetition obligation set forth herein and for any period(s) of time required for litigation to enforce its provisions.  Employee agrees that, during the Noncompetition Period, Employee shall not, directly or indirectly: (i) solicit, service, accept orders from, or otherwise have business contact with any person or entity who has, within the one-year period immediately prior to such termination of Employee’s employment, been a customer (including, without limitation, a reseller or end user of products) of the Company, if such contact could directly or indirectly divert business from or adversely affect the business of the Company; (ii) interfere with the contractual relations between the Company and any of its employees; (iii) work for or have an interest in a company that competes with the Company, directly or indirectly, in products, market, or services anywhere in the Territory; or (iv) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period ended on the date of termination of Employee’s employment.  Employee agrees to inform the Company of the name and address of any employer(s) Employee may have or any business with which Employee may be involved, directly or indirectly, within the Noncompetition Period.  Employee further agrees to provide any such employer(s) with a copy of this Agreement.  Territory means any place within the Commonwealth of Massachusetts, the rest of the region known as New England, the rest of the United States, or anywhere else in the world.

4.4  Disparagement.  Employee agrees that during the course of employment and after the termination of employment with the Company, Employee will not disparage the Company, its products, services, agents or employees.

4.5  Reasonability.  Employee understands and agrees that because of the nature of the Company’s products, services, and customers, because of Employee’s position with the Company, and because the Company’s business is or may become international in scope, the duration of the Noncompetition Period is reasonable and necessary.  Employee understands and agrees that although his/her authority may or may not from time to time extend to the entire Territory, the information Employee may learn in the course of employment and the goodwill to which Employee may be exposed belong exclusively to the Company and have implications and applications that are international in scope.  Accordingly, Employee agrees that the scope of the geographical restriction on competition with the Company in the Territory is reasonable and necessary.  Employee represents that he/she has, and brings to his/her employment with the Company, marketable skills which will enable Employee to secure employment and earn a living for the duration of this Agreement without competing with the Company directly or indirectly.  Accordingly, Employee agrees that any harm to Employee caused by the enforcement of this Agreement will be outweighed by the harm to the Company should this Agreement not be enforced.  If at any time any of the provisions of this Section 4 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and Employee agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

5.  Rights Conferred.  Nothing contained in this Agreement shall be construed as giving Employee any legal or equitable rights against the Company or any subsidiary or affiliated entity or any director, officer, employee, or agent thereof except for such rights as are expressly provided herein.  Nothing contained in this Agreement shall be construed (i) to alter the at-will nature of the employment relationship between the Company and Employee, (ii) as a contract for continuing employment or to confer on Employee any right of continued employment for a particular term of time, (iii) to obligate the Company to continue Employee’s employment, or (iv) to require cause for the termination of the employment relationship.

6.  Enforcement.  Employee agrees and acknowledges that the Company will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by the Company of its benefits or rights under this Agreement as the result of a breach, default or violation by Employee of Employee’s obligations under Sections 2, 3 or 4 of this Agreement.  Accordingly, the Company shall be entitled, in addition to all other remedies which may be available to it (including monetary damages), to injunctive and other available equitable relief, without bond, in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by Employee of any provision contained in Sections 2, 3 or 4 of this Agreement or to enforce any such provision.

7.  Governing Law & Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).  Any dispute concerning or action to enforce this Agreement shall be brought in Massachusetts.  Employee expressly consents to and agrees to subject himself/herself to the jurisdiction of the courts in Massachusetts, federal or state, for purposes of determining any and all rights or obligations under this Agreement.

8.  Notices.  All notices, requests, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by fax followed within 24 hours by sending confirmation by one of the foregoing methods (effective upon receipt of the fax in complete, readable form), addressed to the Company at the address set forth above and to Employee at the address set forth in the Company’s records or at such other address as such party may have supplied for the purpose pursuant to this Section 8.

9.  Captions.  The captions of sections or subsections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

10.  Severability.  If any provision of this Agreement shall, in whole or in part, be determined to be invalid, unenforceable or void for any reason, such determination shall affect only the portion of such provision determined to be invalid, unenforceable or void and shall not affect in any way the remainder of such provision or any other provision of this Agreement, and the invalid, unenforceable or void provision shall be enforceable to the fullest extent possible to reflect the parties intentions hereunder.

11.  Binding Effect; Benefits; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.  This Agreement may be assigned, with or without consent of Employee, by the Company to any person, partnership, corporation or other entity, including without limitation, any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased certain assets of the Company.  Employee may not assign Employee’s rights or delegate Employee’s obligations under this Agreement and any such attempted assignment or delegation shall be void and of no effect.  Nothing in this Agreement is intended to or shall confer any rights or remedies on any third party other than the Employee, the Company and their respective heirs, successors and permitted assigns.  This Agreement shall survive any and all changes in Employee’s employment with the Company.

12.  Entire Agreement; Amendment; Waiver.  This Agreement sets forth the sole and entire agreement and understanding between the parties hereto with respect to the specific matters contemplated and addressed hereby.  No prior agreement, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded. This Agreement may be amended only by a written instrument executed both by Employee and by an executive officer of the Company (other than Employee if Employee is an executive officer). No consent to or waiver of any breach, default or violation in the performance of any obligation of Employee hereunder, and no failure by the Company to complain of any such breach, default or violation, shall be effective unless it is in writing and executed by an executive officer of the Company (other than Employee if Employee is an executive officer).  No such consent, waiver or failure to complain shall be deemed to be a consent to or waiver of any other breach, default or violation of either the same or any other obligation of Employee hereunder, whether occurring prior to or after such consent, waiver or failure to complain.

13.  Acknowledgment.  Employee acknowledges that this Agreement is a condition of Employee’s employment with the Company, and that Employee has had a full and adequate opportunity to read, understand and discuss with Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as an instrument under seal as of the date written above.

ACME PACKET, INC.

By:	/s/ Robert G. Ory
Name: Robert G. Ory
Title: Treasurer

EMPLOYEE:

/s/ Keith Seidman
Name: Keith Seidman